Exhibit 4.2

THIRD AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT (this "Amendment"), dated as of October 29, 2015, amends and modifies that certain Second Amended and Restated Credit Agreement, dated as of October 29, 2012 (as amended by the First Amendment thereto dated October 29, 2013 and the Second Amendment thereto dated November 3, 2014, the "Credit Agreement"), among Otter Tail power company (the "Borrower"), U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the "Agent"), and the Lenders, as defined therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower, the Lenders and the Agent agree that the Credit Agreement is amended as follows.

ARTICLE I - AMENDMENTS

1.1           The definition of “Termination Date” appearing in Section 1.1 of the Credit Agreement is hereby amended to replace the date “October 29, 2019” with the date “October 29, 2020”.

1.2           The definition of “Federal Funds Effective Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended to insert immediately prior to the phrase “the weighted average of the rates” now appearing therein, the following: “the greater of (a) zero percent (0.0%) and (b)”.

1.3           The definition of “LIBOR Interbank Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended to insert immediately prior to the phrase “the offered rate for deposits” now appearing therein, the following: “the greater of (a) zero percent (0.0%) and (b)”.

1.4           The definition of “LIBOR Interbank Daily Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended to insert immediately prior to the phrase “the offered rate for deposits” now appearing therein, the following: “the greater of (a) zero percent (0.0%) and (b)”.

1.5           Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions alphabetically therein:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

1.6           Section 2.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.15         Tax Matters   (a) No Person can become a Bank unless it is either a United States Person or an “exempt recipient” within the meaning of Treasury Regulations Section 1.6049-4(c) based on the indicators set forth therein, unless such Person represents and warrants to the Agent and the Borrower that it is entitled to receive interest payments without withholding or deduction of any taxes and executes and delivers to the Agent and the Borrower a United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY and/or W-9 or any successor to any of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all Federal Income Taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal of fees hereunder, (b) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(b) and Section 12.3(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and (c) for purposes of determining withholding taxes imposed under FATCA, from and after October 29, 2015, the Borrower and the Agent shall treat (and the Banks hereby authorize the Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

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1.7          Section 5.1(a) of the Credit Agreement is hereby amended to delete the parenthetical appearing therein and to substitute the following therefor:

(other than (i) taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office and (ii) any U.S. federal withholding taxes imposed under FATCA)

1.8          Article VII of the Credit Agreement is hereby amended to insert the following new Section 7.18 at the end thereof:

Section 7.18.         Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a) The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti- Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person. No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(b) Neither the making of the Loans nor the issuance of any Letter of Credit hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

1.9           Section 8.1 of the Credit Agreement is hereby amended to insert the following new clause (I) at the end thereof:

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(I)         Promptly following request thereof, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

1.10         Section 8.8 of the Credit Agreement is amended to insert immediately following the phrase “to which it may be subject” now appearing therein, the following: “, including, without limitation, all Anti-Corruption Laws and applicable Sanctions,”.

1.11         Section 9.11 of the Credit Agreement is hereby amended to insert immediately prior to the period (“.”) now appearing at the end thereof, the following:

; or request any Loan or Letter of Credit, nor shall the Borrower use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions.

1.12         Section 12.3(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e) Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who (i) is not a United States Person or (ii) is a United States Person that the Borrower may not treat as an “exempt recipient” within the meaning of Treasury Regulations Section 1.6049-4(c) based on the indicators set forth therein, unless such Assignee or Participant represents and warrants to such Bank, the Agent and the Borrower that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W-8BEN, W-8BEN-E W-8ECI, W-8IMY and/or W-9 or any successor to any of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all Federal Income Taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal of fees hereunder. In addition, if a payment made to an Assignee or Participant under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Assignee or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Assignee or Participant shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Assignee or Participant has complied with such Assignee’s or Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

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1.13         Section 12.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:

 Section 12.16   [RESERVED].

1.14         Section 13 of Exhibit E the Credit Agreement is hereby amended to amend and restate clause (b) therein in its entirety as follows:

(b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Assignor, the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder either U.S. Internal Revenue Service Form W-8ECI, W-8BEN or W-8BEN-E and agrees to provide new Forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Agent and the Lenders that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

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3.1           Warranties. Before and after giving effect to this Amendment, the representations and warranties in the Credit Agreement shall be true and correct as though made on the date hereof with respect to representations and warranties containing qualifications as to materiality, and true and correct as though made on the date hereof in all material respects with respect to representations and warranties without qualifications as to materiality, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.2           Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.3           Documents. The Borrower, the Agent and the Lenders shall have executed and delivered this Amendment.

3.4           Fees. The Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, without limitation, (i) all fees set forth in that certain Fee Letter by and between the Borrower and the Agent dated as of October 29, 2015 and (ii) to the extent invoiced reasonably in advance, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

ARTICLE IV - GENERAL

4.1           Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.

4.2           Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3           Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4           Governing Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

4.5           Successors; Enforceability. This Amendment shall be binding upon the Borrower, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Lenders and the successors and assigns of the Agent and the Lenders. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

OTTER TAIL POWER COMPANY

By:	/s/ Kevin Moug

Title:	Treasurer

4334 18th Avenue South
Suite 200
Fargo, North Dakota 58103
Attention:	Mr. Kevin G. Moug,
Treasurer
Telephone: (701) 451-3562
Fax: (701) 232-4108

(Signature Page to Third Amendment to Otter Tail Power Company Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION,
as Agent and a Bank

By:	/s/ Jacquelyn Ness

Title:	Vice President

505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention: Jacquelyn Ness, Vice President
Telephone: (701) 280-3655
Fax: (701) 280-3580

(Signature Page to Third Amendment to Otter Tail Power Company Credit Agreement)

JPMORGAN CHASE BANK, N.A., as a Co- Syndication Agent and as a Bank

By:	/s/ Justin Martin
Title:	Authorized Officer

10 South Dearborn, 9th Floor, IL1-0090
Chicago, IL 60603
Attention: Justine Martin
Telephone: (312) 732-4441
Fax: (312) 732-1762

BANK OF AMERICA, N.A., as Co- Syndication Agent and as a Bank

By:	/s/ A. Quinn Richardson

Title:	Senior Vice President

IL-4135-07-65
135 S. LaSalle Street
Chicago, IL 60603
Attention:	A. Quinn Richardson
Senior Vice President
Telephone: (312) 992-2160
Fax: (312) 904-6546

(Signature Page to Third Amendment to Otter Tail Power Company Credit Agreement)

KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:	/s/ Keven D. Smith

Title:	Senior Vice President

1301 5th Avenue
Mail Code: WA-31-13-2514
Seattle, WA 98101
Attention:	Keven D. Smith
Telephone:	(206) 343-6966
Fax: (206) 684-6570

(Signature Page to Third Amendment to Otter Tail Power Company Credit Agreement)

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Bank

By:	/s/ Jesse Tannuzzo
Title:	Assistant Vice President

90 S 7th Street, 7th Floor
MAC: N9305-070
Minneapolis, MN 55402
Attention:	Jesse Tannuzzo
Tel: 612-667-0030
Fax: 612-316-0506

(Signature Page to Third Amendment to Otter Tail Power Company Credit Agreement)

COBANK, ACB, as a Co-Documentation Agent and as a Bank

By:	/s/ John Kemper
Title:	Vice President

5500 South Quebec St.
Greenwood Village, CO 80111
Attention: John Kemper
Telephone: 303-740-6576
Fax: 303-224-2615

(Signature Page to Third Amendment to Otter Tail Power Company Credit Agreement)